Exhibit 23(a)






              CONSENT OF ERNST & YOUNG LLP



We consent to the reference to our firm under the caption
"Experts" in the Post-Effective Amendment No. 3 on
Form S-8 to the Form S-4 Registration Statement
(Registration Statement No. 333-55932), pertaining to the
Agreement and Plan of Merger Dated as of February 4, 2001
By and Among Phillips Petroleum Company, Ping Acquisition
Corp. and Tosco Corporation and to the incorporation by reference therein and in the related prospectus of our report dated March 15, 2001, with respect to the consolidated financial statements and schedule of Phillips
Petroleum Company included in its Annual Report (Form 10-K) for the year ended December 31, 2000, as amended, filed with the Securities and Exchange Commission.


                               /s/ Ernst & Young LLP

                                   ERNST & YOUNG LLP

Tulsa, Oklahoma
January 11, 2002

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